Exhibit (a)(1)(S)

Screen Shot of Intranet Page Displaying Updated Hypothetical Exchange Ratios
Townsquare Media, Inc. Option Exchange Offer
Hypothetical Exchange Ratios
August [•], 2018
The exchange ratios applicable to the exchange offer cannot be calculated until the expiration date of the offer because they depend on the closing price of our Class A common stock on that date. However, for illustrative purposes only, the following table sets forth examples of the exchange ratios that would apply to eligible options surrendered, assuming the closing price of our Class A common stock on the expiration date is $[•] (which was the closing price today, August [•], 2018). We have also included additional closing prices that represent both 7.5% ($[•]) and 15% ($[•]) upward and 7.5% ($[•]) and 15% ($[•]) downward declines in the assumed closing price. These price ranges are based on the range of recent trading prices of our Class A common stock.
Hypothetical Exchange Ratios for Eligible Options

Eligible Option Date of Grant and Exercise Price	Exchange Ratio - $[•] Stock Price	Exchange Ratio - $[•] Stock Price	Exchange Ratio - $[•] Stock Price	Exchange Ratio - $[•] Stock Price	Exchange Ratio - $[•] Stock Price
July 24, 2014 - $9.63
August 22, 2014 - $9.63
September 10, 2014 - $9.63
June 12, 2015 - $9.63
August 19, 2015 - $9.63
August 26, 2015 - $9.63
January 26, 2016 - $8.96
January 25, 2017 - $10.62
December 21, 2017 - $8.24
Note: no later than 5:00 p.m., Eastern Time, on the expiration date, we will notify you by e-mail of the closing price of our Class A common stock for that day, the exercise price of the replacement options (which will be the closing price of our Class A common stock on the expiration date, plus $0.50) and the final exchange ratios for the eligible options. This means that after you receive notification of the final exchange ratios, you will have approximately seven (7) hours before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended) to make a final decision as to whether to tender or withdraw your eligible options.

1